Exhibit 99.1

NewsRelease

(Williams logo)

NYSE: WMB

Date: Aug. 10, 2009

Williams Signs $258 Million Deal for Additional Piceance Basin Properties

Opportunistic Bolt-On in Valley Area of Basin
Acquisition Expected to Generate Attractive Investment Returns and EPS Accretion
Funded With Excess Cash on Hand

TULSA, Okla. – Williams (NYSE:WMB) announced today that it has agreed to purchase additional properties in the Piceance Valley east of the company’s existing assets from a private company for approximately $258 million. The parties expect the transaction to close near the end of the third quarter.

The assets, which are geologically similar to other Williams assets in the Piceance Valley, could represent an estimated 795 billion cubic feet equivalent (Bcfe) of net reserves. Of the estimated reserves, approximately 150 Bcfe are proved.

In addition, the properties contain exploration upside from deeper formations and additional potential locations. Not including the new properties, Williams currently owns approximately 190,000 net acres in the Piceance Basin.

The purchase covers 21,800 net acres and includes 28 wells currently producing 24 million cubic feet equivalent per day (MMcfe/d), related gas and water gathering facilities, 94 approved drilling permits and more than 800 drillable locations at 10-acre spacing.

“We’ve identified an opportunistic bolt-on acquisition that allows us to quickly add meaningful reserves, production, cash flows and earnings per share by leveraging off of the strength of our low cost structure in the Piceance Basin,” said Steve Malcolm, chairman, president and chief executive officer.

“As we have consistently shown, we have developed an industry-leading presence in the Piceance through our drilling efficiencies, operations innovations, technical application, investments in new infrastructure and our commitment to environmental protection, which was again recognized this summer by Colorado’s primary regulatory agency that oversees energy development.

“The anticipated production also can be an important additional supply source for our Northwest Pipeline,” Malcolm said.

Williams expects after-tax cash-flow returns related to the new properties of approximately 25 percent, along with an estimated accretion in earnings of 4 cents per share in 2010 and 15 cents per share in 2011. These estimates are based on forward natural gas prices and current cost assumptions for drilling and development.

To mitigate price risk, Williams has entered into new gas price hedges at a Rockies fixed price of $5.23 for 2010 and $5.90 for 2011. The hedges represent about 80 percent of projected gas revenues from the new properties in these years after correcting for fuel and shrink and direct taxes.

With regard to development, Williams plans to incrementally add drilling rigs to its Piceance operations, with one additional rig tentatively slated for fourth quarter 2009, followed by one more in 2010 and two more in 2011. Williams is currently running a total of 8 rigs in western Colorado.

Aggregate program development capital related to the acquired areas, including the acquisition capital, is expected to total approximately $273 million in 2009, $130 million in 2010, $219 million in 2011 and additional amounts thereafter.

Williams plans to fund the $258 million acquisition investment, along with $15 million in projected 2009 development costs and $50 million of the 2010 development costs, with cash on hand. The company expects to fund the balance of the 2010 and 2011 capital requirements largely through the anticipated cash flow from these properties.

    “The acquisition fits perfectly with our low-risk, high-return profile in the Piceance Basin,” said Ralph Hill, president of Williams’ exploration and production business.

“This is a rare find. The existing wells in the area we’re acquiring are very productive, producing a third more gas than Williams’ existing prolific Piceance Valley wells for a similar cost.”

Williams has extensive infrastructure in place in the Piceance Basin. In addition to its natural gas drilling activities, the company is in the process of starting up the Willow Creek natural gas processing plant, and also operates the interstate Northwest Pipeline that runs through the basin.

Throughout its development activities in the U.S., Williams has earned federal and state honors for operational best practices and environmental stewardship, including two recent awards from the Colorado Oil and Gas Conservation Commission.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-4944
Richard George
Williams (investor relations)
(918) 573-3679
Sharna Reingold
Williams (investor relations)
(918) 573-2078

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•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas reserves), market demand, volatility of prices, and the availability and costs of capital;

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Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.

In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this presentation such as “probable” reserves and “possible” reserves and “unrisked theoretical resource estimates” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated hydrocarbon quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Generally under such techniques, probable reserve estimates are more than 50% certain and possible reserve estimates are less than 50% but more than 10% certain. Unrisked theoretical resource estimates are even less certain than those for possible reserves and are not risk adjusted. Unrisked theoretical resource estimates include (i) an estimate of hydrocarbon quantities for new areas for which we do not have sufficient information to date to classify the resources as probable or even possible reserves and (ii) the amount by which we have reduced our probable and possible reserves for existing areas to take into account the reduced level of certainty of recovery of the resources. Unlike probable and possible reserves, unrisked theoretical resource estimates do not take into account the uncertainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon.

Reference to “Resource Potential” includes proved, probable and possible reserves as well as unrisked theoretical resource estimates that might never be recoverable and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.